Rand Logistics, Inc.

RAND LOGISTICS REPORTS THIRD QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

Operating Income plus Depreciation and Amortization increased by 15.3% to $13.1 million

New York, NY – February 5, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced its financial results for its fiscal year 2014 third quarter ended December 31, 2013.

Quarter Ended December 31, 2013
Versus Quarter Ended December 31, 2012 Financial Results

•
Marine freight revenue (excluding fuel and other surcharges) increased by 6.8% to $39.9 million from $37.3 million.  Excluding the impact of currency, marine freight revenue increased 10.4%.  This increase was primarily attributable to a 3.4% increase in tonnage carried, 11 additional Sailing Days and contractual price increases.  In addition, certain customer contract renewals included a reset of the base fuel price to reflect prevailing market conditions for fuel, resulting in an increase in marine freight revenue and an equivalent reduction in fuel surcharges.

•	Marine freight revenue per Sailing Day increased by 5.9% to $29,101 from $27,480. This increase was somewhat offset by a weaker Canadian dollar and a shift in commodity mix.
•
Total revenue was up marginally to $49.9 million from $49.5 million.  Reduced fuel surcharges, the effect of the weaker Canadian dollar and a mix shift to lower revenue generating commodities were offset by increased tonnage carried and increased prices.

•
Vessel operating expenses decreased by 5.6% to $32.7 million from $34.7 million.  This decrease was primarily attributable to a weaker Canadian dollar, reduced fuel prices and a reduction in vessel incident costs, partially offset by a greater number of Sailing Days.  Due in part to improved cost controls, vessel operating expenses per Sailing Day declined by 6.4%, or $1,629 per day, to $23,901 from $25,530.

•
Operating income plus depreciation and amortization increased by 15.3% to $13.1 million from $11.3 million.  The weaker Canadian dollar negatively impacted operating income plus depreciation and amortization by $497,000.

Nine Months Ended December 31, 2013
Versus Nine Months Ended December 31, 2012 Financial Results

•
Marine freight revenue (excluding fuel and other surcharges) increased by 8.6% to $122.4 million from $112.7 million.  Excluding the impact of currency, marine freight revenue increased 11.0%.  Total Sailing Days were 3,918 compared to 3,718 in the prior year.

•	Marine freight revenue per Sailing Day increased by 3.1% to $31,248 compared to $30,315 per Sailing Day.
•
Total revenue declined by 0.6% to $148.8 million from $149.7 million.  Reduced fuel surcharges, the effect of the weaker Canadian dollar and a mix shift to lower revenue generating commodities were partially offset by increased tonnage carried and increased prices.  A 6.7% increase in tonnage carried and a 5.4% increase in Sailing Days helped to mitigate the impact of the mix shift.

•
Vessel operating expenses decreased by 2.8% to $97.0 million from $99.8 million.  This decrease was primarily attributable to a weaker Canadian dollar, reduced fuel prices and a reduction in vessel incident costs, partially offset by a greater number of Sailing Days.  Due in part to improved cost controls, vessel operating expenses per Sailing Day declined by 7.8%, or $2,087 per day, to $24,766 from $26,853.

•
Operating income plus depreciation and amortization increased by 6.0% to $40.7 million from $38.3 million. The weaker Canadian dollar negatively impacted operating income plus depreciation and amortization by $1.0 million.

Rand Logistics Third Quarter Fiscal 2014 Financial Results
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Management Comments

Scott Bravener, President of Lower Lakes, commented, “We were pleased with our execution of the controllable aspects of our business during the 2013 sailing season.  Investments that we made over the last two years are having a positive impact on vessel performance.  Year over year, we increased our tonnage carried by 6.7%, reduced lost Sailing Days due to incidents by approximately 85%, reduced lost time due to mechanical delays by 33%, and fully integrated into our fleet network the new vessel that we introduced into service in October 2012.”

Bravener continued, “While demand was adequate, we knew at the commencement of the 2013 sailing season that our commodity mix would not be optimal from a profitability standpoint. In addition, we experienced softness in the aggregates markets, poor weather conditions both at the start and the end of the sailing season, erratic customer order patterns and a slowdown in salt shipments due to a seismic event experienced by one of our customers.  While we were not able to optimize our trade patterns or maximize the percentage of time that our vessels operated in revenue-loaded condition, we achieved vessel margin per day of $12,927 for the nine month period ended December 31, 2013 versus $13,031 for the comparable period last year.  With recent new business wins, we look forward to rebalancing our commodity mix to be more consistent with historic levels and improving our profitability for the 2014 sailing season.”

Laurence Levy, Executive Chairman of Rand, added, “Over the last several months we have substantially renewed existing material customer contracts up for renewal and have successfully leveraged the benefits of our customer network to capture market share. We have been awarded several new business opportunities for the 2014 sailing season that will enable us to rebalance our commodity mix and further solidify our position as the leader in the river class market. The new business wins should allow us to better optimize our trade patterns and improve scheduling efficiencies thereby increasing the percentage of time our vessels are in revenue loaded condition.  While we are experiencing an improved demand climate, at the present time we are not planning to reintroduce our 16th vessel back into service for the 2014 sailing season.   We are confident that by sailing 15 vessels we can accommodate our customers’ forecasted demand and further drive operating efficiencies. We believe this should enhance vessel margin per day in the 2014 sailing season.”

Conference Call
Management will host a conference call to discuss the results at 8:30 a.m. ET on Thursday, February 6, 2014. Interested parties may participate in the conference call by dialing 888-587-0615 (719-325-2448 for international callers), and using Conference ID# 6916133.  The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.

A replay of the conference call will be available at www.randlogisticsinc.com/presentations.html and will be archived for 12 months.  A replay will also be available until June 6, 2014 by dialing 877-870-5176 (858-384-5517 for international callers), and using Conference ID# 6916133.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

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Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com

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RAND LOGISTICS, INC.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended December 31, 2013	Three months ended December 31, 2012	Nine months ended December 31, 2013	Nine months ended December 31, 2012
REVENUE
Freight and related revenue	$39,868	$37,345	$122,428	$112,712
Fuel and other surcharges	8,871	11,994	25,253	35,576
Outside voyage charter revenue	1,160	203	1,160	1,437
TOTAL REVENUE	49,899	49,542	148,841	149,725

EXPENSES
Outside voyage charter fees	1,060	202	1,060	1,447
Vessel operating expenses	32,744	34,695	97,035	99,838
Repairs and maintenance	77	110	1,012	767
General and administrative	2,947	3,145	9,023	9,290
Depreciation	4,264	4,075	12,844	11,186
Amortization of drydock costs	822	878	2,489	2,630
Amortization of intangibles	317	330	958	984
(Gain) loss on foreign exchange	(6)	48	54	34
	42,225	43,483	124,475	126,176
OPERATING INCOME	7,674	6,059	24,366	23,549

OTHER (INCOME) AND EXPENSES
Interest expense	2,215	2,705	6,949	7,645
Interest income	(3)	(1)	(6)	(7)
Gain on interest rate swap contracts	-	(282)	-	(824)
Loss on extinguishment of debt	-	-	-	3,339
	2,212	2,422	6,943	10,153

INCOME BEFORE INCOME TAXES	5,462	3,637	17,423	13,396
PROVISION (RECOVERY) FOR INCOME TAXES
Current	-	(49)	-	(49)
Deferred	3,781	270	11,949	4,052
	3,781	221	11,949	4,003
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	1,681	3,416	5,474	9,393
PREFERRED STOCK DIVIDENDS	906	804	2,639	2,344
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$775	$2,612	$2,835	$7,049

Net income per share basic and diluted	$0.04	$0.15	$0.16	$0.40
Weighted average shares basic and diluted	17,925,180	17,726,879	17,906,998	17,723,793

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Rand Logistics Third Quarter Fiscal 2014 Financial Results
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RAND LOGISTICS, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	December 31, 2013	March 31, 2013

ASSETS
CURRENT
Cash and cash equivalents	$2,550	$848
Accounts receivable, net	17,848	5,486
Income tax receivable	113	113
Loan to employee	250	250
Prepaid expenses and other current assets	8,006	7,842
Deferred income taxes	262	262
Total current assets	29,029	14,801

PROPERTY AND EQUIPMENT, NET	204,107	219,084
OTHER ASSETS	828	1,050
DEFERRED INCOME TAXES	-	2,203
DEFERRED DRYDOCK COSTS, NET	9,564	10,895
INTANGIBLE ASSETS, NET	10,916	12,612
GOODWILL	10,193	10,193

Total assets	$264,637	$270,838
LIABILITIES
CURRENT
Bank indebtedness	$4,380	$5,997
Accounts payable	11,154	21,697
Accrued liabilities	22,389	21,316
Deferred income taxes	-	173
Current portion of deferred payment liability	431	431
Current portion of long-term debt	4,465	3,630
Total current liabilities	42,819	53,244
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	1,287	1,631
LONG-TERM DEBT	133,942	139,760
OTHER LIABILITIES	253	253
DEFERRED INCOME TAXES	12,761	3,532

Total liabilities	191,062	198,420

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 17,929,864 shares
Additional paid-in capital	89,459	89,077
Accumulated deficit	(29,506)	(32,341)
Accumulated other comprehensive (loss) income	(1,279)	781

Total stockholders’ equity	73,575	72,418

Total liabilities and stockholders’ equity	$264,637	$270,838

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